EXHIBIT 3

REPUBLIC OF TURKEY
PRIME MINISTRY
THE UNDERSECRETARIAT OF TREASURY
OFFICE OF THE FIRST LEGAL ADVISOR

The Republic of Turkey
Undersecretariat of Treasury
Ankara/TURKEY

February 10, 2003

Re:    The Republic of Turkey
          Registration Statement filed February 10, 2003

Ladies and Gentlemen:

     I, First Legal Advisor, Undersecretariat of Treasury, Prime Ministry, the Republic of Turkey (the “Republic”), have reviewed the Registration Statement filed on the date hereof with the United States Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended, (the “Registration Statement”), including the Prospectus constituting a part thereof (the “Prospectus”), and the forms of Fiscal Agency Agreement and Underwriting Agreement previously filed as Exhibits thereto (the “Agreements”), pursuant to which the Republic proposes to issue and sell its debt securities (the “Securities”).

     It is my opinion that when the Securities have been duly authorized, executed and delivered by the Republic and authenticated pursuant to the Agreements and delivered to and paid for by the underwriter contemplated by the Registration Statement, the Securities will constitute valid and legally binding obligations of the Republic under and with respect to the present laws of the Republic.

     I hereby consent to the use of my name and the making of the statements with respect to me which are set forth under the caption “Validity of the Securities” in the Prospectus forming a part of the Registration Statement to be filed by the Republic with the Commission in accordance with the rules and releases thereto.

Very truly yours,

By: /s/ Ismet Cebi Ismet Cebi First Legal Advisor Undersecretariat of Treasury Prime Ministry The Republic of Turkey